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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  FORM 8-A12B/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           GTECH HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)


              Delaware                                  05-0450121
       (State of incorporation              (IRS employer identification number)
           or organization)

          55 Technology Way
          West Greenwich, RI                              02817
(Address of principal executive offices)                (Zip code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [ ]

Securities Act registration statement file number to which this form relates N/A (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                Common Stock, $.01 par value (already registered)
                                (Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered.


                  The Common Stock of GTECH Holdings Corporation (the "Company") currently is registered under Section 12(b) of the Securities Exchange Act of 1934 and is listed on the New York Stock Exchange. This Form 8-A12B/A is being filed for the purpose of updating the summary description of such Common Stock.

                           DESCRIPTION OF COMMON STOCK

                  The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 20,000,000 shares of preferred stock, par value $.01 per share. The following is a summary description of the material terms of the Common Stock of the Company and is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-laws, as amended, filed as exhibits to the Company's most recent Form 10-K filed with the Securities Exchange Commission.

                  The holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights with respect to any series of preferred stock that may be issued, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors on Common Stock out of funds legally available therefor, and in the event of a liquidation, dissolution or winding-up of the affairs of the Company, are entitled to share equally and ratably in all remaining assets and funds of the Company. The holders of Common Stock have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities and are not subject to future calls or assessments by the Company.

                  The Certificate of Incorporation and By-laws provide for a classified Board of Directors consisting of three classes as nearly equal in size as the then authorized number of directors constituting the Board of Directors permits. At each annual meeting of stockholders, one class of directors is elected for a three-year term, and the directors in the other two classes continue in office. Each class holds office until the date of the third annual meeting for the election of directors following the annual meeting at which such class was elected. As a result, approximately one-third of the Board of Directors is elected each year. Moreover, under the Delaware General Corporation Law (and the Company's Certificate of Incorporation and By-laws), in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision, when coupled with the provisions of the Certificate of Incorporation and By-laws authorizing the Board of Directors to fill vacant directorships, may preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the


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         vacancies created by such removal with its own nominees.

                  The Company's Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for the breach of fiduciary duties as director. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholder derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent conduct). This provision does not, however, exonerate the directors from liability under federal securities laws or for (i) breaches of a director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) certain willful or negligent acts in connection with the payment of dividends or the repurchase or redemption of securities, or (iv) any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law, and officers and directors also may be indemnified pursuant to agreements with the Company.

                  The Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the voting powers, preferences and relative participating, optional or other special rights of such preferred stock without any further vote or action by the stockholders. The ability of the Board of Directors to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of Common Stock and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. The Company has no present plans to issue any of the preferred stock.

                  Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time such stockholder became an interested stockholder, unless (i) prior to such time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding
         (A) those shares owned by persons who are both directors and officers and (B) certain employee stock plans, or (iii) at or after such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes certain


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         mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.


Item 2.  Exhibits.

         3.1 Restated Certificate of Incorporation, as amended, of the Company (incorporated by reference to Exhibit 3.1 to Registration Statement No 33-31867 and to Exhibit 3.2 to Registration Statement No. 33-48264).

         3.2      Amended and Restated By-laws (incorporated by reference to
                  Exhibit 3.3 to the Company's 1997 10-K).



                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.




GTECH HOLDINGS CORPORATION


By: /s/ Thomas J. Sauser
   -----------------------------

Date: June 23, 1998


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